Exhibit 99.1

TransMedics Reports Fourth Quarter and Full Year 2022 Financial Results

Andover, Mass. – February 22, 2023 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter and year ended December 31, 2022.

Recent Highlights

▪
Total revenue of $31.4 million in the fourth quarter of 2022, a 225% increase compared to the fourth quarter of 2021
▪
Total revenue of $93.5 million in the full year of 2022, a 209% increase compared to the full year of 2021
▪
Appointed Nick Corcoran as Senior Vice President of Supply Chain and Operations in January 2023

“2022 was a transformative year for TransMedics as we delivered exceptional 209% revenue growth. We strongly believe that we are in the early stage of a long sustained growth period for our business and organ transplantation in the US,” said Waleed Hassanein, MD, President and Chief Executive Officer. “We are now laser focused on scaling our production capacity and NOP clinical and logistics infrastructure to achieve this goal.”

Fourth Quarter 2022 Financial Results

Total revenue for the fourth quarter of 2022 was $31.4 million, a 225% increase compared to $9.7 million in the fourth quarter of 2021. The increase was due primarily to the contribution of revenue attributed to OCS™ Heart and OCS™ Liver which were driven by expansion of the company’s NOP.

Gross margin for the fourth quarter of 2022 was 66% compared to 72% in the fourth quarter of 2021.

Operating expenses for the fourth quarter of 2022 were $27.5 million compared to $18.3 million in the fourth quarter of 2021. The increase in operating expense was driven primarily by increased investment in the company’s NOP, our next generation OCS™ platform, as well as further investments in general commercial efforts and corporate infrastructure. Fourth quarter operating expenses in 2022 included $3.0 million of stock compensation expense compared to $2.0 million of stock compensation in the fourth quarter of 2021.

Net loss for the fourth quarter of 2022 was $6.7 million compared to $12.7 million in the fourth quarter of 2021.

Full Year 2022 Financial Results

Total revenue for the full year of 2022 was $93.5 million, a 209% increase compared to $30.3 million in the full year of 2021. The increase was due primarily to continued commercial expansion across OCS™ products driven by the expansion of the company’s NOP.

Gross margin for the full year of 2022 was 70% compared to 70% in the full year of 2021.

Operating expenses for the full year of 2022 were $96.7 million compared to $60.6 million in the full year of 2021. The increase in operating expense was driven by increased investment in the company’s NOP and spending related to commercialization and infrastructure. Full year 2022 operating expenses included $10.3 million of stock compensation expense compared to $6.9 million in 2021.

Net loss for the full year of 2022 was $36.2 million compared to $44.2 million in the full year of 2021.

Cash was $201.2 million as of December 31, 2022.

2023 Financial Outlook

TransMedics expects total revenue for full-year 2023 to be in the range of $138 million to $145 million, which represents 48% to 55% growth compared to the company’s prior year revenue.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on Wednesday, February 22, 2023. Investors interested in listening to the conference call may do so by dialing (866) 807-9684 for domestic callers or (412) 317-5415 for international callers and ask to be joined into the TransMedics call. A live and archived webcast of the event will be available on the “Investors” section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements

This press release contains forward-looking statements with respect to, among other things, our full-year guidance, and statements about our operations, financial position, and business plans. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Some of the key factors that could cause actual results to differ include: that we continue to incur losses; our ability to attract and retain key personnel; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreement to which we will remain subject until maturity; the fluctuation of our financial results from quarter to quarter; our need to raise additional funding and our ability to obtain it on favorable terms, or at all; our ability to use net operating losses and research and development credit carryforwards; our dependence on the success of the OCS; our ability to expand access to OCS through the National OCS Program; our ability to scale our manufacturing and sterilization capabilities to meet increasing demand for our products; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private payors of benefits offered by the OCS; our ability to improve the OCS platform; our dependence on a limited number of customers for a significant portion of our net revenue; our ability to maintain regulatory approvals or clearances for our OCS products in the United States and the European Union; our ability to adequately respond to FDA follow-up inquiries in a timely manner; performance of our third-party suppliers and manufacturers; our dependence on third parties to transport donor organs and medical personnel for our National OCS program; price increases of the components of our products; the timing or results of post-approval studies and any clinical trials for the OCS; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the extent and success of competing products that are or may become available; the impact of any product recalls or improper use of our products; our estimates regarding revenues, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”). Additional information will be made available by our annual and quarterly reports and other filings that we make from time to time with the SEC. These forward-looking statements speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures

This press release contains a non-GAAP financial measure, gross revenue from sales to customers. The Company defines gross margin revenue from sales to customers as total net revenue plus clinical trial payments. The Company’s management believes that the presentation of this measure provides useful supplemental information to investors when taken together with the Company’s financial results presented in accordance with GAAP. This measure may assist investors in evaluating the Company’s operations, period over period. However, this measure may exclude items that may be highly variable and of a size that could have a substantial impact on the company’s reported results of operations for a particular period. Management uses this non-GAAP measure internally for evaluation of the performance of the business. Investors should consider this non-GAAP measure only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Please refer to the table below for a reconciliation of gross revenue from sales to customers to total revenue, which is the most directly comparable financial measure stated in accordance with GAAP.

Investor Contact:

Brian Johnston

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenue:
Net product revenue	$25,074	$9,497	$79,234	$29,657
Service revenue	6,301	171	14,225	605
Total revenue	$31,375	9,668	$93,459	30,262
Cost of revenue:
Cost of net product revenue	5,281	2,652	16,970	9,031
Cost of service revenue	5,391	30	11,217	72
Total cost of revenue	10,672	2,682	28,187	9,103
Gross profit	20,703	6,986	65,272	21,159

Gross Margin	66%	72%	70%	70%

Operating expenses:
Research, development and clinical trials	5,756	6,314	26,812	22,304
Selling, general and administrative	21,726	12,000	69,897	38,283
Total operating expenses	27,482	18,314	96,709	60,587
Loss from operations	(6,779)	(11,328)	(31,437)	(39,428)
Other income (expense):
Interest expense	(1,007)	(978)	(3,726)	(3,874)
Other income	1,085	(345)	(1,002)	(877)
Total other expense, net	78	(1,323)	(4,728)	(4,751)
Loss before income taxes	(6,701)	(12,651)	(36,165)	(44,179)
Provision for income taxes	(19)	(17)	(66)	(36)
Net loss	$(6,720)	$(12,668)	$(36,231)	$(44,215)
Net loss per share attributable to common stockholders, basic and diluted	$(0.21)	$(0.46)	$(1.23)	$(1.60)
Weighted average common shares outstanding, basic and diluted	32,010,621	27,771,885	29,556,633	27,616,839

Reconciliation of Gross to Net revenue for certain payments made to customers (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Gross product revenue from sales to customers	$25,074	$9,497	$77,854	$30,780
Less: Clinical trial payments	—	—	(1,380)	1,123
Total net product revenue	25,074	9,497	79,234	29,657
Service revenue	6,301	171	14,225	605
Total revenue	$31,375	$9,668	$93,459	$30,262

TransMedics Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$201,182	$25,580
Marketable securities	—	66,872
Accounts receivable	27,611	5,934
Inventory	20,605	14,859
Prepaid expenses and other current assets	2,896	5,460
Total current assets	252,294	118,705
Property and equipment, net	19,223	9,841
Operating lease right-of-use assets	5,130	5,847
Restricted cash	500	500
Total assets	$277,147	$134,893
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,341	$6,651
Accrued expenses and other current liabilities	18,635	16,337
Deferred revenue	241	250
Operating lease liabilities	1,444	—
Total current liabilities	23,661	23,238
Long-term debt, net of discount and current portion	58,696	35,197
Operating lease liabilities, net of current portion	7,415	8,604
Total liabilities	89,772	67,039
Total stockholders' equity	187,375	67,854
Total liabilities and equity	$277,147	$134,893